Exhibit 10.2
COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of August 31, 2005, by and among HARBIN ELECTRIC, INC., a Nevada corporation (the “Company”), Mr. Tian Fu Yang, a resident of Heilongjiang Province, PRC (the “Executive”), and each of the entities whose names appear on the signature pages hereof. Such entities are, individually, referred to herein as a “Purchaser” and, collectively, as the “Purchasers.”

WHEREAS, the Company wishes to sell to the Purchasers, and the Purchasers wish to purchase, on the terms and subject to the conditions set forth in this Agreement, an aggregate of up to 1,600,000 shares of the Company’s Common Stock, par value $0.00001 (the “Shares”), at a price of $3.00 per share;

WHEREAS, the Company wishes to grant to the Purchasers, and the Purchasers wish to accept, on terms and subject to the conditions set forth in this Agreement, the option to purchase an aggregate of up to 480,000 Shares, at a price of $3.50 per share;

WHEREAS, the Executive wishes to make certain personal guarantees with respect to the performance of the Company, all in accordance with the terms and conditions hereinafter provided;

WHEREAS, the sale of the Shares by the Company to the Purchasers will be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the Commission under the Securities Act; and

WHEREAS, the Company has agreed to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a certain Registration Rights Agreement of even date (the “Registration Rights Agreement”), by and between the Company and the Purchasers, in substantially the form attached hereto as Exhibit “A”.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Purchaser hereby agree as follows:

1.  DEFINED TERMS. When used herein, the following terms shall have the respective meanings indicated:

“Business Day” means any day on which the commercial banks in the Untied States are open for business.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.00001.

“Exchange Act” means the Shares Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

“Material Adverse Effect” means an effect that has material and adverse consequences on (i) the consolidated business, operations, properties, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement.

“Net Income” shall have the meaning set forth in Section 3.3 of this Agreement.

“Subsidiaries” means Advanced Electric Motors, a Delaware corporation and wholly-owned subsidiary of the Company, and Tech Full Electric Co., Ltd., a Chinese company and wholly-owned subsidiary of Advanced Electric Motors.

“Trading Day” shall mean any day on which the Common Stock is purchased and sold on the principal market on which the Common Stock is then listed or traded.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

2.  PURCHASE AND SALE OF SHARES; PURCHASE PRICE.

2.1  Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell and each Purchaser agrees to purchase an aggregate of up to 1,600,000 Shares for the Purchase Price set out in Section 2.3, which Purchase Price shall be paid in cash in accordance with Section 2.4.

2.2  Closing; Closing Date. The date on which the closing of the purchase and sale of the Shares occurs (the “Closing”) is hereinafter referred to as the “Closing Date”. Subject to the satisfaction or waiver of the conditions set forth herein, the Closing will be deemed to occur when (a) this Agreement and the other Transaction Documents have been executed and delivered by, respectively, the Company and each Purchaser (which delivery may be effected by facsimile transmission), and (b) full payment of each Purchaser’s Purchase Price has been made by such Purchaser by wire transfer of immediately available funds to an account designated by the Company against physical delivery by the Company of duly executed certificates representing the Shares purchased by such Purchaser. A different Closing may occur for each Purchaser. The Company reserves the right to reject any offer to purchase the Shares.

2.3  Purchase Price. As consideration for the sale of the Shares to the Purchasers, the Purchasers shall pay collectively an aggregate purchase price of $4,800,000. This sum, as it may be adjusted pursuant to this Agreement, is the “Purchase Price.” The portion of the Purchase Price to be paid by each Purchaser (the “Closing Amount”) is set fort beneath each Purchaser’s signature on the signature page hereto.

2.4  Payment of the Purchase Price. The Purchasers shall, on the Closing Date, transfer to the designated bank account, by wire transfer of immediately available funds no later than 2:00 in the afternoon (New York time) the Closing Amount, as follows:

Bank: SHANGHAI PUDONG DEVELOPMENT BANK HARBIN BRANCH

Bank Address: No.200 Hanshui Road, Nangang District, Post Code 150090,

Harbin, Heilongjiang Province, China

Swift Bic: SPDBCNSH650

Beneficiary: Harbin Tech.Full Electric Co., Ltd.

Credit A/C No.:65011455300000072

You may choose anyone from our correspondent U.S.D. settling banks:

1. Bank of America N.A. New York (SWIFT BIC:BOFAUS3N)

2. Citi Bank N.A. New York (SWIFT BIC:CITIUS33)

3. American Express Bank (SWIFT BIC:AEIBUS33)

4. SWIFT: CHASUS33XXX

3.  POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE.

3.1  Escrow. As soon as practicable, but in any event within 45 days after the Closing Date, the Executive shall transfer 480,000 Shares (the “Escrow Amount”), personally owned by him, into an escrow (the “Escrow Account”) with an escrow company (the “Escrow Agent”).

3.2  2005 Performance Guaranty. The Company shall deliver the audited consolidated financial statements for the Company, prepared in accordance with GAAP, for the year ended December 31, 2005 (the “2005 Financial Statements”) to the Purchasers on or before April 30, 2006. If the 2005 Net Income (as derived from the audited 2005 Financial Statements) is less than $9,400,000 (the “2005 Threshold Amount”), then the Escrow Agent shall transfer 240,000 Shares from the Escrow Account and distribute such Shares to the Purchasers in the aggregate, and to each Purchaser, in the same proportion as each Purchaser’s Closing Amount bears to the aggregate Purchase Price.

3.3  2006 Performance Guaranty. The Company shall deliver the audited consolidated financial statements for the Company, prepared in accordance with GAAP, for the year ended December 31, 2006 (the “2006 Financial Statements”) to the Purchasers on or before April 30, 2007 (the “Final Adjustment Determination Date”). If the 2006 Net Income (as derived from the audited 2006 Financial Statements) is less than $12,400,000 (the “2006 Threshold Amount”), then the Escrow Agent shall transfer 240,000 Shares from the Escrow Account and distribute such Shares to the Purchasers in the aggregate, and to each Purchaser, in the same proportion as each Purchaser’s Closing Amount bears to the aggregate Purchase Price.

3.4  Release of Escrow. As soon as practicable, but in any event within 45 days after the Final Adjustment Determination Date, the Escrow Agent shall release to the Executive the Escrow Amount to the extent not previously applied by the Escrow Agent as necessary to satisfy the performance guarantees of this Article 3.

3.5  GRANT OF OPTION. Simultaneous with the Closing, the Company shall grant Options to the Purchasers pursuant to certain Stock Option Agreements (the “Option Agreements”) by and between the Company and each Purchaser individually, in substantially the form attached hereto as Exhibit “B”.

4.  REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER. Each Purchaser hereby makes the following representations and warranties to the Company and agrees with the Company that, as of the date of this Agreement and as of the date of each Closing:

4.1  Authorization; Enforceability. Such Purchaser is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization as set forth below such Purchaser’s name on the signature page hereof with full power and authority to purchase the Shares and to execute and deliver this Agreement. This Agreement constitutes such Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

4.2  Accredited Investor. Such Purchaser is an accredited investor as that term is defined in Rule 501 of Regulation D, and is acquiring the Shares solely for its own account as a principal and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act; provided, however, that in making such representation, such Purchaser does not agree to hold the Shares for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Shares at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition.

4.3  Information. The Company has provided such Purchaser with information regarding the business, operations and financial condition of the Company and its Subsidiaries, and has granted to such Purchaser the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and its Subsidiaries and materials relating to the terms and conditions of the purchase and sale of the Shares hereunder. Neither such information nor any other investigation conducted by such Purchaser or any of its representatives shall modify, amend or otherwise affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement.

4.4  Limitations on Disposition. Such Purchaser acknowledges that, except as provided in the Registration Rights Agreement, the Shares have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.

4.5  Legend. Such Purchaser understands that the certificates representing the Shares may bear at issuance a restrictive legend in substantially the following form:

“The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under said Securities Act and applicable state securities laws is available in connection with such offer or sale.”

4.6  Reliance on Exemptions. Such Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of such Purchaser set forth in this Section 2 in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

4.7  Non-Affiliate Status; Common Stock Ownership. Such Purchaser is not an affiliate or an associate (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) of the Company or of any other Purchaser and is not acting in association or concert with any other Purchaser in regard to its purchase of Shares or otherwise in regard to the Company. Such Purchaser’s investment in Shares is not for the purpose of acquiring, directly or indirectly, control of, and it has no intent to acquire or exercise control of, the Company or to influence the decisions or policies of the Company's Board of Directors.

5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the following representations and warranties to each Purchaser and agrees with each Purchaser that, as of the date of this Agreement and as of the date of the Closing:

5.1  Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify has had or would reasonably be expected to have a Material Adverse Effect.

5.2  Authorization; Consents. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, to issue and sell the Shares to the Purchasers in accordance with the terms hereof. All corporate action on the part of the Company necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, the Transaction Documents has been taken, and no further consent or authorization of the Company, its Board of Directors, its stockholders, any governmental agency or organization (other than such approval as may be required under the Securities Act and applicable state securities laws in respect of the Registration Rights Agreement), or any other person or entity is required.

5.3  Enforcement. Each of the Transaction Documents constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

5.4  Disclosure Documents. The Company has filed with the Commission reports on Form 8-K on January 13, January 27, March 3, and May 12, 2005, Form 8-K/A on March 4, 2005, Form 10-QSB on May 13, 2005, Form 8-K on July 6, 2005, and Form 10-QSB on August 15, 2005 (collectively, the “Disclosure Documents”). As of the date of such filing, the Disclosure Documents did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Disclosure Documents have been prepared in accordance with generally accepted accounting principles consistently applied at the times and during the periods involved.

5.5  Due Authorization; Valid Issuance. The Shares are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, (i) will be duly and validly issued, fully paid and non-assessable, and (ii) based in part upon the representations of each Purchaser in this Agreement, will be issued, sold and delivered in compliance with all applicable Federal and state securities laws.

5.6  No Conflict with Other Instruments. Neither the Company nor any of its Subsidiaries is in violation of any provisions of its charter, bylaws or any other governing document or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it is bound, which has had or would reasonably be expected to have a Material Adverse Effect. The (i) execution, delivery and performance of the Transaction Documents and (ii) consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Shares) will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any encumbrance upon any assets of the Company or of any of its Subsidiaries or the triggering of any preemptive or anti-dilution rights or rights of first refusal or first offer, or any other rights that would allow or permit the holders of the Company’s shares to purchase shares of Common Stock or other shares of the Company.

5.7  Financial Condition. The Company and its Subsidiaries’ financial condition on a consolidated basis is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and changes that are not, in the aggregate, materially adverse to the consolidated business or financial condition of the Company and its Subsidiaries taken as a whole. Except as otherwise described in the Disclosure Documents, there has been no material adverse change to the Company’s and Subsidiaries’ business, operations, properties, financial condition, prospects or results of operations since the date of the financial statements contained in the Disclosure Documents.

5.8  Disclosure. No written statement, information, report, representation or warranty made by the Company in any Transaction Document or furnished to such Purchaser by or on behalf of the Company in connection with (i) the Transaction Documents, (ii) any transaction contemplated hereby or thereby, or (iii) such Purchaser’s due diligence investigation of the Company contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances in which made, not misleading.

6.	COVENANTS OF THE COMPANY.

6.1  The Company agrees with each Purchaser that it will, following the Closing:

(a)  subject to constraints that may from time to time exist by law, including the provisions of the Securities Act and the Exchange Act and the regulations promulgated thereunder, cause its management, upon request of any of the Purchasers, to conduct quarterly conference calls with the Purchasers to discuss financial results and the operations of the Company;

(b)  retain research, investor relations professionals to assist in the dissemination of the Company’s financial results;

(c)  on a best effort basis, have management conduct marketing trips to the U.S. at least once a year to meet with both current and potential investors to discuss the Company’s current development and future prospects;

(d)  on a reasonable effort basis, participate in investors conferences in the U.S. when the opportunity arises; and

(e)  apply to list its securities on the NASDAQ Small Cap Market as soon as it becomes qualified.

6.2  Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares for general corporate purposes. The Company expects to use the net proceeds for develop and manufacture the liner motor used in generator control-box switch servo, automated three-dimensional warehouse and logistical line, the allocation were as follows:

(a)  $2 million for expansion of production capacity;

(b)  $1 million for research and development;

(c)  $0.25 million for the certification process for new products; and

(d)  the balance will be used for general working capital, including the employment of additional personnel, raw materials, market development and sales.

7.	MISCELLANEOUS.

7.1  Amendment; Waiver. Any provision of this Agreement may be amended or waived only pursuant to a written instrument executed by the Company and each Purchaser. Any amendment or waiver affected in accordance with this paragraph shall be binding upon each Purchaser and the Company. The failure of any party to exercise any right or remedy under this Agreement or otherwise, or the delay by any party in exercising such right or remedy, shall not operate as a waiver thereof.

7.2  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument. This Agreement, once executed by a party, may be delivered to any other party hereto by facsimile transmission.

7.3  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

7.4  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by either party without the prior written consent of the other party.

7.5  Usage. For purposes of this Agreement, except as otherwise expressly provided:

(a)  all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require;

(b)  all terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively;

(c)  unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation” or “but not limited to,” as applicable;

(d)  all accounting terms not otherwise defined in this Agreement have the meaning assigned to them in accordance with GAAP;

(e)  the words “herein”, “hereof” and “hereunder” and other words of similar import as used in this Agreement refer to the Agreement as a whole and not to any particular Article, Section or other subdivision;

(f)  all references to “dollars” or “$” are U.S. dollars; and

(g)  all references to “this Agreement” or to the “Preamble” or “any “Recital,” “article,” “Section.,” “Annex,” or “Schedule” in this Agreement are to this Agreement itself or to the Preamble, recital, Article, Section, Annex, or Schedule to or of this Agreement, unless otherwise indicated.

7.6  Articles and Sections. All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.7  Interpretation. The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement. Any Law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such Law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns.

7.8  Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

7.9  No Personal Liability. Except as set forth in Section 3.1 herein, this Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, agent, representative or investor of any party hereto.

7.10  Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

The Company:

HARBIN ELECTRIC, INC.

By:  /s/ Tian Fu  Yang

Name: Tian Fu Yang
Title: CEO

Purchasers:

Lake Street Fund, L.P. By:/s/ Scott W. Hood Name: Scott W. Hood Title: Investment Manager President FWSM Number of Shares: 533,333 Purchase Price: $1,599,999	Fred L. Astman & Jean L. Astman JT-WROS By:/s/ Fred L. Astman Name: Fred L. Astman By: /s/ Jean L. Astman Name: Jean L. Astman Number of Shares: 200,000 Purchase Price: $600,000
Fred L. Astman & Jean By: /s/ Fred L. Astman Name: Fred L. Astman Number of Shares: 75,660 Purchase Price: $226,980	Scott Hood By: /s/ Scott W. Hood Name: Scott W. Hood Number of Shares: 13,333 Purchase Price: $39,999

Howard Lu By: /s/ Howard Lu Name: Howard Lu Number of Shares: 13,000 Purchase Price: $39,000	Shu Hua Lu By:/s/ Shu Hua Lu Name: Shu Hua Lu Number of Shares: 13,000 Purchase Price: $39,000
J. Peter Selda By: /s/ J. Peter Selda Name: J. Peter Selda IRS Rollover Number of Shares: 33,333 Purchase Price: $99,999	R. Gregg Hillman By: /s/ R. Gregg Hillman Name: R. Gregg Hillman Number of Shares: 10,000 Purchase Price: $30,000
Midsouth Investor Fund LP By:/s/ Lyman O. Heidtke Name: Lyman O. Heidtke Title: General Partner Number of Shares: 266,667 Purchase Price: $800,000	Lyman O. Heidtke By: /s/ Lyman O. Heidtke Name: Lyman O. Heidtke Number of Shares: 66,667 Purchase Price: $200,000
David Moy By:/s/ David Moy Name: David Moy Number of Shares: 200,000 Purchase Price: $600,000	Lighthouse Consulting Limited By: /s/ Bai Ye Feng Name: Bai Ye Feng Title: Director Number of Shares: 66,667 Purchase Price: $200,001

Anthony G. Polak By:/s/ Anthony G. Polak Name: Anthony G. Polak Number of Shares: 8,334 Purchase Price: $25,002	Anthony G. Polak “S” By:/s/ Anthony G. Polak “S” Name: Anthony G. Polak “S” Number of Shares: 8,334 Purchase Price: $25,002
Frederick B. Polak “S” By:/s/ Frederick B. Polak “S” Name: Frederick B. Polak “S” Number of Shares: 8,334 Purchase Price: $25,002	Margrit B. Polak “S” By:/s/ Margrit B Polak “S” Name: Margrit B. Polak “S” Number of Shares: 8,334 Purchase Price: $25,002
Domaco Venture Capital Fund By:/s/ Jack Polak Name: Jack Polak Title: General Partner Number of Shares: 8,334 Purchase Price: $25,002	Catharina Polak #2 Trust By: /s/ Jack Polak Name: Jack Polak Title: Trustee By: /s/ Catharina Polak Name: Catharina Polak Title: Trustee Number of Shares: 8,334 Purchase Price: $25,002
Ronald M. Lazar By:/s/ Ronald M. Lazar Name: Ronald M. Lazar Number of Shares: 8,334 Purchase Price: $25,002	Dennis C. Loeser By: /s/ Dennis C. Loeser Name: Dennis C. Loeser Number of Shares: 8,334 Purchase Price: $25,002

Geri Investments N.V. By:/s/ Marinus J. Dekker Name: Marinus J. Dekker Title: Managing Partner Number of Shares: 8,334 Purchase Price: $25,002	RL Capital Partners, L.P. By: /s/ Ronald M. Lazar Name: Ronald M. Lazar Title: Managing Member Number of Shares: 33,334 Purchase Price: $100,002